Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258018
PROSPECTUS SUPPLEMENT NO. 4
To Prospectus dated March 23, 2022
PLAYSTUDIOS, Inc.
Up to 97,184,288 Shares of Class A Common Stock
Up to 10,996,631 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 3,821,667 Warrants
This prospectus supplement no. 4 is being filed to update and supplement the information contained in the prospectus dated March 23, 2022 (as may be supplemented or amended from time to time, the “Prospectus”), which forms part of our registration statement on Form S-1 (No. 333-258018) with the information contained in our Current Report on Form 8-K which was filed with the Securities and Exchange Commission on May 17, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the issuance by us of up to an aggregate of 10,996,631 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), which consists of (i) up to 7,174,964 shares of our Class A common stock that are issuable upon the exercise of 7,174,964 warrants (the “Public Warrants”) by the holders thereof and (ii) up to 3,821,667 shares of Class A common stock that are issuable upon the exercise of 3,821,667 warrants (the “Private Placement Warrants,” and together with the Public Warrants, the “Warrants”).
The Prospectus and this prospectus supplement also relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of (i) up to 97,184,288 shares of Class A common stock, including up to 10,693,624 shares of Class A common stock issuable as Earnout Shares (as defined in the Prospectus) and 1,444,962 shares of Class A common stock issuable upon the exercise of 1,444,962 options to purchase shares of Class A common stock (the “Class A Option Shares”) and (ii) 3,821,667 Private Placement Warrants. The shares of Class A common stock registered include 21,348,205 shares issuable upon conversion of: (i) 16,130,300 shares of our Class B common stock, par value $0.0001 per share (the “Class B common stock” and, together with the Class A common stock, our “common stock”), issued to Andrew S. Pascal, our Chairman of the Board and Chief Executive Officer, (ii) 3,026,112 shares of Class B common stock issuable as Earnout Shares and (iii) 2,191,793 shares of Class B common stock issuable upon the exercise of 2,191,793 options to purchase shares of Class B common stock (the “Class B Option Shares”, and together with the Class A Option Shares, the “Option Shares”). We will not receive any proceeds from the sale of shares of common stock or Private Placement Warrants by the Selling Securityholders pursuant to the Prospectus, except with respect to amounts received by us upon exercise of the Options Shares or Warrants.
The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock is entitled to one vote per share. Each share of Class B common stock is entitled to twenty votes per share and is convertible into one share of Class A common stock. Outstanding shares of Class B common stock, all of which are held by Mr. Pascal and certain of his affiliates, together with the shares of Class A common stock held by Mr. Pascal and certain of his affiliates, represent approximately 74.7% of the voting power of our outstanding capital stock as of May 16, 2022.
We registered the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by the Prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A common stock or Private Placement Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A common stock or Private Placement Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the shares of Class A common stock or Private Placement Warrants in the section titled “Plan of Distribution” in the Prospectus.
This prospectus supplement incorporates into the Prospectus the information contained in our attached Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on May 17, 2022.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus supplement complies with the requirements that apply to an issuer that is an emerging growth company.
You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is qualified by reference to the Prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Terms used in this prospectus supplement but not defined herein shall have the meanings given to such terms in the Prospectus.
Our Class A common stock is currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “MYPS”, and our Public Warrants are currently listed on The Nasdaq Global Market under the symbol “MYPSW”. On May 16, 2022, the closing price of our Class A common stock was $5.33 and the closing price for our Public Warrants was $0.99.
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of the Prospectus and in the other documents that are incorporated by reference in the Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is May 17, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

May 13, 2022
Date of Report (date of earliest event reported)

PLAYSTUDIOS, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39652	88-1802794
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10150 Covington Cross Drive, Las Vegas, Nevada		89144
(Address of Principal Executive Offices)		(Zip Code)
Registrant's telephone number, including area code: (725) 877-7000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MYPS	The Nasdaq Stock Market LLC
Redeemable warrants, each whole warrant exercisable for one Class A common stock at an exercise price of $11.50	MYPSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.     Entry into a Material Definitive Agreement.

On May 13, 2022, PLAYSTUDIOS, Inc. (the “Company”), PLAYSTUDIOS US, LLC, a subsidiary of the Company (the “Borrower”), JPMorgan Chase Bank, N.A., as administrative agent and JPMorgan Chase Bank, N.A., Silicon Valley Bank and Wells Fargo Securities, LLC, as lenders, entered into the Amendment No. 1 to the Credit Agreement (the “Amendment No. 1”), which amended the Credit Agreement dated as of June 24, 2021 by and among such parties (the “Credit Agreement”) to, among other things, exclude certain funds, up to $15,000,000, expended or to be expended by the Company in connection with the purchase of its public warrants and private placement warrants in connection with the offer to purchase and consent solicitation which commenced on April 1, 2022 and expired at midnight, Eastern Time, at the end of the day on May 13, 2022 (the “Offer”), or otherwise, from the definition of Fixed Charge Coverage Ratio. As previously disclosed, the Borrower is obligated to comply with the following two financial maintenance covenants as of the end of each fiscal quarter: (i) the Total Net Leverage Ratio (as defined in the Credit Agreement) must not to exceed 3.50:1.00 (subject to increase to 4.00:1.00 following consummation of certain material acquisitions) and (ii) the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) must not be less than 1.25:1.00.
The foregoing description of the Amendment No. 1 does not purport to be complete and is qualified in its entirety by the terms and conditions of the Amendment No. 1, which is included as Exhibit 10.3 and is incorporated herein by reference.
Item 5.07 Submission of Matters to a Vote of Security Holders.

In connection with the Offer, the Company solicited consents (the “Consent Solicitation”) from holders of its public warrants and private placement warrants to amend (the “Warrant Amendment”) the Warrant Agreement, dated as of October 22, 2020, by and between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”), which governs all of the public warrants and private placement warrants, to permit the Company to redeem each outstanding public warrant and private placement warrant for $0.90 in cash, without interest (the “Redemption Price”), which Redemption Price is 10% less than the purchase price to be received in connection with the Offer. The execution and delivery of the Letter of Transmittal and Consent in connection with the exchange of the public warrants and private placement warrants in connection with the Offer constituted the holder’s consent to the Warrant Amendment.
The Offer and Consent Solicitation expired midnight, Eastern Time, at the end of the day on May 13, 2022 (the “Expiration Date”), in accordance with its terms. Broadridge Corporate Issuer Solutions, Inc., the depositary for the Offer, has indicated that as of the Expiration Date, (i) 1,792,463 outstanding public warrants, or approximately 25% of the outstanding public warrants were validly tendered in and not withdrawn from the Offer, and (ii) none of the outstanding private placement warrants were validly tendered in and not withdrawn from the Offer. Since the Company received the approval of approximately 25% of the outstanding public warrants to the Warrant Amendment, which is less than the 65% of the outstanding public warrants required to effect the Warrant Amendment as it relates to the public warrants, the Warrant Amendment was not approved as it relates to the public warrants. The Warrant Amendment was not approved by any holder of outstanding private placement warrants, and thus the Warrant Amendment was not approved as it relates to the private placement warrants.
Item 8.01.     Other Events.

On May 17, 2022, the Company issued a press release announcing the results of the Offer and Consent Solicitation as described above.
A copy of the press release is attached as Exhibit 99.1 and is incorporated by reference herein.
A copy of the Company’s press release relating to this announcement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information contained in Exhibit 99.1 attached hereto is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits
(a)None
(b)None
(c)None
(d)Exhibits

Exhibit Number	Description
10.1
Credit Agreement among PLAYSTUDIOS, Inc., PLAYSTUDIOS US, LLC, JPMorgan Chase Bank, N.A., as Administrative Agent and the lenders party thereto, dated June 24, 2021 (incorporated by reference to Exhibit 10.18 on Current Report on Form 8-K filed June 25, 2021).

10.2
Pledge and Security Agreement among PLAYSTUDIOS, Inc, PLAYSTUDIOS US, LLC and JPMorgan Chase Bank, N.A., as Administrative Agent, dated June 24, 2021 (incorporated by reference to Exhibit 10.19 on Current Report on Form 8-K filed June 25, 2021).

10.3*	Amendment No. 1 to Credit Agreement among PLAYSTUDIOS, Inc., PLAYSTUDIOS US, LLC, JPMorgan Chase Bank, N.A., as Administrative Agent and the lenders party thereto, dated May 13, 2022.
99.1*	Press Release, dated May 17, 2022, announcing the results of the cash tender offer for PLAYSTUDIOS, Inc. warrants.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

*	Filed herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: May 17, 2022

PLAYSTUDIOS, Inc.

By:	/s/ Scott Peterson
	Name:	Scott Peterson
	Title:	Chief Financial Officer

Exhibit 10.3
AMENDMENT NO. 1 TO CREDIT AGREEMENT
This AMENDMENT NO. 1 TO CREDIT AGREEMENT, dated as of May 13, 2022 (this “Amendment”), is by and among PLAYSTUDIOS, INC., a Delaware corporation (“Holdings”), PLAYSTUDIOS US LLC, a Delaware limited liability company, as the Borrower (the “Borrower”), the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms which are used in this Amendment without definition and which are defined in the Credit Agreement (as defined below) shall have the same meanings herein as in the Amended Credit Agreement (as defined below).
R E C I T A L S:
WHEREAS, the Borrower, Holdings and the Loan Parties party thereto, the Administrative Agent and the Lenders have entered into that certain Credit Agreement, dated as of June 24, 2021 (as amended or modified from time to time, the “Credit Agreement” and as further amended by this Amendment, the “Amended Credit Agreement”);
WHEREAS, the Borrower has requested that the Required Lenders amend certain terms under the Credit Agreement; and
WHEREAS, the Required Lenders are willing to amend the Credit Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and subject to the terms and conditions hereof, the parties hereto agree as follows:
SECTION 1. Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 2 hereof:
(I) Section 1.01 of the Credit Agreement (Defined Terms) shall be amended as follows:
1.1The definition of “Fixed Charge Coverage Ratio” shall be amended and restated as follows:
“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA minus Capital Expenditures paid minus Restricted Payments paid (excluding the Warrant Redemption Payments), to (b) Consolidated Fixed Charges, in each case for the Reference Period ended on such date, and all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.
1.2Clause (f)(y) of the definition of “Permitted Acquisition” shall be amended to replace “not greater than” with “not less than”.
1.3The following new defined terms shall be added in the appropriate alphabetical order:
“Warrant Redemption Payments” means, the repurchase or redemption in cash by Holdings of up to 10,996,631 warrants to purchase Class A common stock of Holdings (the “Warrants”) on or before December 31, 2023, either in connection with (i) the consummation of the tender offer which was launched by the Company on April 1, 2022, as amended from time to time (the “Tender Offer”), or (ii) the subsequent redemption of any Warrants by Holdings, whether pursuant to the warrant amendment approved by the warrant holders participating in the Tender Offer, if applicable, or otherwise, with a purchase price of up to $15,000,000 in the aggregate.
(II) Section 6.08(a)(v) (clause (y) of the proviso) and Section 6.08(b)(v) (clause (y) of the proviso) of the Credit Agreement shall be amended to replace “not greater than” with “not less than”.
SECTION 2. Conditions. This Amendment shall become effective as of the date of the satisfaction of the following conditions (the “First Amendment Effective Date”):
(a)Receipt by the Administrative Agent of duly executed counterparts to this Amendment from the Loan Parties and the Required Lenders.
(b)The Lenders and the Administrative Agent shall have received all fees required to be paid by the Borrower (including a non-refundable fee payable to each Lender who has remitted (without condition to release) its executed signature page on or before 3:00 p.m. New York City time on May 12, 2022, in an amount equal to 0.05% of such Lender’s Credit Exposure and unused Commitments (without duplication) as of May 12, 2022), and all expenses required to be reimbursed for which invoices have been presented to the Borrower (including the reasonable fees and expenses of legal counsel), on or before the First Amendment Effective Date.
(c)(i) The representations and warranties in Section 3 hereof are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date) and (ii) at the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.
SECTION 3. Representations and Warranties. Each of the Loan Parties hereby represents and warrants as of the date hereof to the Administrative Agent and the Required Lenders as follows:

(a)This Amendment has been duly executed and delivered by each Loan Party party hereto and the Amended Credit Agreement constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
(b)The representations and warranties of the Loan Parties set forth in the Loan Documents (including the Amended Credit Agreement) are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of the First Amendment Effective Date and after giving effect to the Amendment (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date).
(c)At the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing.
SECTION 4. Ratification. The Borrower and each other Loan Party (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and Liens in favor of the Administrative Agent or the Lenders, as the case may be, under each Loan Document, (b) agrees and acknowledges that the Liens in favor of the Administrative Agent and the Lenders under each Loan Document constitute valid, binding, enforceable and perfected first priority liens and security interests in the Collateral (except in the case of (x) Permitted Liens to the extent any such Permitted Lien would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, (y) Liens perfected only by possession (including possession of any certificate of title), but only to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral and (z) any other Liens not required to be perfected under the Loan Documents or by the Administrative Agent) and such Liens are not subject to avoidance, disallowance or subordination, (c) agrees and acknowledges that the Obligations constitute legal, valid and binding obligations of such Loan Parties (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and that (i) no offsets, defenses or counterclaims to the Obligations or any other causes of action with respect to the Obligations or the Loan Documents exist and (ii) no portion of the Obligations is subject to avoidance, disallowance, reduction or subordination pursuant to any applicable law, (d) agrees that such ratification and reaffirmation is not a condition to the continued effectiveness of the Loan Documents, and (e) agrees that neither such ratification and reaffirmation, nor the Administrative Agent’s nor any Lender’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from each party to the Amended Credit Agreement or other Loan Documents with respect to any subsequent modifications, consent or waiver with respect to the Amended Credit Agreement or other Loan Documents. The Borrower and each of the other Loan Parties acknowledges and agrees that any of the Loan Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. The Amended Credit Agreement and each other Loan Document is in all respects hereby ratified and confirmed. This Amendment shall constitute a “Loan Document” for purposes of the Amended Credit Agreement.
SECTION 5. Miscellaneous.
5.1Effect.
(a)Upon the effectiveness of this Amendment, each reference in each Loan Document to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to such Loan Document as modified hereby and each reference in the other Loan Documents to the Amended Credit Agreement, “thereunder,” “thereof,” or words of like import shall mean and be a reference to the Amended Credit Agreement as modified hereby. This Amendment constitutes a Loan Document and any breach of any representation or warranty made herein or covenant or agreement contained herein will constitute an Event of Default under the Amended Credit Agreement (subject to any applicable grace periods, materiality qualifications or other qualifications set forth in the Amended Credit Agreement).
(b)Except as specifically set forth in this Amendment, the execution, delivery and effectiveness of this Amendment shall not (i) limit, impair, constitute an amendment, forbearance or waiver by, or otherwise affect any right, power or remedy of, the Administrative Agent or any Lender under the Amended Credit Agreement or any other Loan Document or waive, affect or diminish any right of the Administrative Agent to demand strict compliance and performance therewith, (ii) constitute a waiver of, or forbearance with respect to, any Default or Event of Default, whether known or unknown or (iii) alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or in any of the other Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
5.2Severability. Any provision of this Amendment or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
5.3Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. This Amendment and/or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures (as defined below), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be. “Electronic Signatures” means any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.
5.4Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.
5.5Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.
5.6Reimbursement of Agent’s Expenses. The Loan Parties agree to reimburse the Administrative Agent for all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates in connection with entering into this Amendment to the extent required by Section 9.03 of the Amended Credit Agreement.
5.7Entire Agreement. This Amendment contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings or agreements.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

PLAYSTUDIOS, INC., as Holdings

By:	/s/ Scott Peterson
Name:	Scott Peterson
Title:	Chief Financial Officer

PLAYSTUDIOS US, LLC, as the Borrower

By:	/s/ Scott Peterson
Name:	Scott Peterson
Title:	Chief Financial Officer

[Signature Page – Amendment No. 1 to Credit Agreement]

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent and Lender

By:	/s/ Grace Mahood
Name:	Grace Mahood
Title:	Vice President

[Signature Page – Amendment No. 1 to Credit Agreement]

WELLS FARGO BANK, N.A., as Lender

By:	/s/ Henry L. Li
Name:	Henry L. Li
Title:	Senior Vice President

[Signature Page – Amendment No. 1 to Credit Agreement]

SILICON VALLEY BANK, as Lender

By:	/s/ John Lapides
Name:	John Lapides
Title:	Vice President

[Signature Page – Amendment No. 1 to Credit Agreement]

Exhibit 99.1

PLAYSTUDIOS, INC. ANNOUNCES RESULTS OF THE
THE OFFER TO PURCHASE AND CONSENT SOLICITATION
RELATING TO ITS WARRANTS

Las Vegas, Nevada – May 17, 2022 – PLAYSTUDIOS, Inc. (NASDAQ: MYPS) (“PLAYSTUDIOS” or the “Company”), the creator of the playAWARDS loyalty platform and an award-winning developer of free-to-play mobile and social games, today announced the results of its offer to purchase (the “Offer”) all of its outstanding public warrants and private placement warrants (collectively, the “Warrants”) to purchase shares of its Class A common stock, par value $0.0001 per share, at a purchase price of $1.00 in cash per Warrant, without interest, which expired at 12:00 midnight, Eastern Time at the end of the day on May 13, 2022.

PLAYSTUDIOS also solicited consents (the “Consent Solicitation”) to amend the Warrant Agreement, dated as of October 22, 2020, by and between PLAYSTUDIOS and Continental Stock Transfer & Trust Company, which governs all of the Warrants (the “Warrant Agreement”), to permit PLAYSTUDIOS to redeem each outstanding Warrant for $0.90 in cash, without interest, which is 10% less than the price applicable to the Offer (such amendment, the “Warrant Amendment”). Pursuant to the terms of the Warrant Agreement, the adoption of the Warrant Amendment required the consent of holders of at least 65% of the outstanding public warrants as it relates to the public warrants and the consent of holders of at least 65% of the outstanding private placement warrants as it relates to the private placement warrants.

The Company has been advised that (i) a total of 1,792,463 public warrants were properly tendered and not properly withdrawn, which amount represents approximately 25% of the outstanding public warrants, and (ii) none of the outstanding private placement warrants were properly tendered and not properly withdrawn. Pursuant to the terms of the Offer, the Company expects to pay an aggregate of $1,792,463 in cash in exchange for such public warrants. Such payment will be made promptly. Based on the percentage of warrants tendered, the Warrant Amendment was not approved.

The Offer was made pursuant to an Offer to Purchase and Consent Solicitation and Letter of Transmittal and Consent, and certain other materials contained in the Company’s tender offer statement on Schedule TO originally filed with the SEC on April 1, 2022, as amended from time to time (the “Offer to Purchase”), and available at www.sec.gov.

PJT Partners LP acted as the Dealer Manager for the Offer. Alliance Advisors, LLC acted as the Information Agent for the Offer, and Broadridge Corporate Issuer Solutions, Inc. acted as the Depositary for the Offer. All questions concerning the Offer should be directed to Alliance Advisors, LLC at (800) 429-6652 (toll-free).

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the Warrants. The Offer and Consent Solicitation were made only through the Schedule TO and Offer to Purchase.

About PLAYSTUDIOS, Inc

PLAYSTUDIOS, Inc. (Nasdaq: MYPS) creator of the groundbreaking playAWARDS loyalty platform is a publisher and developer of award-winning mobile games, including the iconic Tetris® mobile app, POP! Slots, myVEGAS Slots, myVEGAS Blackjack, my KONAMI Slots, myVEGAS Bingo, and MGM Slots Live. The playAWARDS loyalty platform enables players to earn real-world rewards from a global collection of iconic hospitality, entertainment, and leisure brands. playAWARDS partners include MGM Resorts International, Wolfgang Puck, Norwegian Cruise Line, Resorts World, IHG, Bowlero, Gray Line Tours, and Hippodrome Casino among others. Founded by a team of veteran gaming, hospitality, and technology entrepreneurs, PLAYSTUDIOS apps combine the best elements of popular casual games with compelling real-world benefits. To learn more about PLAYSTUDIOS, visit www.playstudios.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the results for the Offer and Consent Solicitation. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” the negative of these terms and other comparable terminology that conveys uncertainty of future events or outcomes. These forward-looking statements involve known and unknown risks, uncertainties, assumptions, and other factors that may cause actual results to differ materially from statements made in this press release, including the number of warrant holders that responded and elected to participate in the Offer and Consent Solicitation; our ability to recognize the anticipated benefits of the Offer and Consent Solicitation; changes in applicable laws or regulations, including those that pertain to tender offers; and the possibility that we may be adversely affected by legal and regulatory developments and general market, political, economic and business conditions. Other potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties included under the caption “Risk Factors” in our Annual Report on Form 10-K for the twelve months ended December 31, 2021, filed with the SEC on March 3, 2022 and in other filings we make with the SEC from time to time. All information provided in this release is based on information available to us as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe are reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are inherently uncertain. We undertake no duty to update this information unless required by law.

SOURCE: PLAYSTUDIOS, Inc.

PLAYSTUDIOS CONTACTS

Investor Relations
IR@playstudios.com

Media Relations
Amy Rossetti
media@playstudios.com